Briggs, Bunting & Dougherty, LLP
2121 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103-4901

REPORT OF INDEPENDENT CERTIFIED PUBLIC accountants ON INTERNAL CONTROL
STRUCTURE

Board of Directors
Trainer, Wortham First Mutual Funds
New York, NY

In planning and performing our audits of the financial statements of Trainer, Wortham First Mutual Fund, Trainer, Wortham Emerging Growth Fund, and Trainer, Wortham Total Return Bond Fund, each a series of shares of Trainer, Wortham First Mutual Funds for the year ended June 30, 1997, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with managements authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute
of Certified Public Accountants.   A material weakness is a condition in
which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of June 30, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.

/s/ Briggs, Bunting & Dougherty, LLP
Philadelphia, Pennsylvania
July 17, 1997